Exhibit 99.1

Mark Voll, CFO	Beverly Twing, Acct. Manager
MoSys	Shelton IR
Sunnyvale, CA	+1 (972) 239-5119 x126
+1 (408) 731-1846	btwing@sheltongroup.com
markv@mosys.com

Katie Olivier, Vice President
Shelton PR
+1 (972) 239-5119 x128
kolivier@sheltongroup.com

MoSys Appoints Chet Silvestri As Chief Executive Officer

Industry veteran brings more than two decades of experience managing top-tier semiconductor companies

SUNNYVALE, Calif. – July 28, 2005 – Monolithic System Technology, Inc. (MoSys), [NASDAQ: MOSY], the leading provider of high-density system-on-chip (SoC) embedded memory solutions, announced today the appointment of Chet Silvestri as chief executive officer.

Silvestri brings more than 25 years experience in the semiconductor industry to MoSys, beginning as a design engineer and progressing through marketing, sales, R&D and executive management positions.  Most recently, he held the position of CEO at CEVA, a leading provider of licensable digital signal processor (DSP) cores and platform-level IP.

Additionally, he served as CEO at Arcot Systems, Inc., COO of Tripath Technology, Inc. and president of the Microelectronic Division of SUN Microsystems, Inc., with responsibility for R&D, sales, manufacturing and marketing of the company’s SPARC microprocessors and chipsets. He has also held senior management positions with top-tier technology companies including MIPS Computer Systems, Inc.,  and Intel Corporation..

Silvestri earned his bachelor of science and master of science degrees in electrical engineering from Michigan State University and his MBA from the Harvard Graduate School of Business.

“I am delighted to join MoSys as CEO. I believe that the company’s technologies uniquely position MoSys to be the premier provider of high-density embedded memory,” commented Silvestri. “I look forward to the challenge and opportunity to leverage my experience in the semiconductor space and specifically in the IP markets, to further drive MoSys’ technologies to wider deployment and to create greater shareholder value.”

ABOUT MOSYS

Founded in 1991, MoSys develops, licenses and markets innovative memory technologies for semiconductors. MoSys’ patented 1T-SRAM technologies offer a combination of high density, low power consumption, high speed and low cost unmatched by other available memory technologies. The single transistor bit cell used in 1T-SRAM memory results in the technology achieving much higher density than traditional four or six transistor SRAMs while using the same standard logic manufacturing processes. 1T-SRAM technologies also offer the familiar, refresh-free interface and high performance for random address access cycles associated with traditional SRAMs. In addition, these technologies can reduce operating power consumption by a factor of four compared with traditional SRAM technology, contributing to making them ideal for embedding large memories in System on Chip (SoC) designs. MoSys’ licensees have shipped more than 90 million chips incorporating 1T-SRAM embedded memory technologies, demonstrating excellent manufacturability in a wide range of silicon processes and applications. MoSys is headquartered at 755 North Mathilda, Sunnyvale, California 94085. More information is available on MoSys’ website at http://www.mosys.com.

FORWARD LOOKING STATEMENTS

This press release may contain forward-looking statements about MoSys including, without limitation, benefits and performance expected from use of its 1T-SRAM technology.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include but are not limited to, customer acceptance of our 1T-SRAM technologies, the timing and nature of customer requests for our services under existing license agreements, the timing of customer acceptance of our work under such agreements, the level of commercial success of licensees’ products such as cell phone hand sets, ease of manufacturing and yields of devices incorporating our 1T-SRAM, our ability to enhance the 1T-SRAM technology or develop new technologies, the level of intellectual property protection provided by our patents, the vigor and growth of markets served by our licensees and customers and other risks identified in the Company’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission.  MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

1T-SRAM® is a MoSys trademark registered in the U.S. Patent and Trademark Office. All other trade, product, or service names referenced in this release may be trademarks or registered trademarks of their respective holders.